SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                               BRITISH ENERGY PLC
                                (NAME OF ISSUER)


                   COMMON STOCK AND AMERICAN DEPOSITORY SHARES
                         (TITLE OF CLASS OF SECURITIES)

                                    110793403
                                 (CUSIP NUMBER)




                                CARLA V. FOULKES
                        BRANDES INVESTMENT PARTNERS, LLC
                         11988 EL CAMINO REAL, SUITE 500
                               SAN DIEGO, CA 92130
                                  858-755-0239
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICES AND COMMUNICATIONS)


                                 October 1, 2004
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

CUSIP  NO         110793403

---------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Brandes Investment Partners, LLC
33-0704072
---------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                          (A)  / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                    (B)  / /

---------------------------------------------------------------------
(3)  SEC USE ONLY

---------------------------------------------------------------------
(4)  SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

---------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                             / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
---------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
---------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ----------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                                    262,937 ADS and 17,298,649 ORD
                       ----------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ----------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                                    308,693 ADS and 17,298,649 ORD
---------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308,693 ADS and 17,298,649 ORD
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                / /
     EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

---------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.5%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA
---------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403

---------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Brandes Investment Partners, Inc.
33-0090873
---------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                          (A)  / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                    (B)  / /

---------------------------------------------------------------------
(3)  SEC USE ONLY

---------------------------------------------------------------------
(4)  SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

---------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                             / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
---------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
California
---------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ----------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                                    262,937 ADS and 17,298,649 ORD
                       ----------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ----------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                                    308,693 ADS and 17,298,649 ORD
---------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308,693 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Brandes Investment Partners, Inc., as a control person of the investment adviser. Brandes Investment Partners, Inc. disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                / /
     EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
---------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.5%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, OO
---------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403

---------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Brandes Worldwide Holdings, L.P.
33-0836630
---------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                          (A)  / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                    (B)  / /

---------------------------------------------------------------------
(3)  SEC USE ONLY

---------------------------------------------------------------------
(4)  SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO
---------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                             / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
---------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
---------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ----------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                                    262,937 ADS and 17,298,649 ORD
                       ----------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ----------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                                    308,693 ADS and 17,298,649 ORD
---------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308,693 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Brandes Worldwide Holdings, LP as a control person of the investment adviser. Brandes Worldwide Holdings, LP disclaims any direct ownership of the shares reported in this Schedule 13D.
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                / /
     EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
---------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.5%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN, OO
---------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403

---------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charles H. Brandes
---------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                          (A)  / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                    (B)  / /

---------------------------------------------------------------------
(3)  SEC USE ONLY

---------------------------------------------------------------------
(4)  SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF
---------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                             / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
---------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
USA
---------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ----------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                                    262,937 ADS and 17,298,649 ORD
                       ----------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ----------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                                    308,693 ADS and 17,298,649 ORD
---------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308,693 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Charles H. Brandes, a control person of the investment adviser. Mr. Brandes disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                / /
     EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
---------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.5%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
---------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403

---------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION  NOS. OF ABOVE PERSONS (ENTITIES  ONLY)
Glenn R. Carlson
---------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                          (A)  / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                    (B)  / /

---------------------------------------------------------------------
(3)  SEC USE ONLY

---------------------------------------------------------------------
(4)  SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF
---------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                             / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
---------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
USA
---------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ----------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                                    262,937 ADS and 17,298,649 ORD
                       ----------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ----------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                                    308,693 ADS and 17,298,649 ORD
---------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308,693 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Glenn R. Carlson, a control person of the investment adviser. Mr. Carlson disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                / /
     EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
---------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.5%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
---------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP  NO         110793403

---------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION  NOS. OF ABOVE PERSONS (ENTITIES  ONLY)
Jeffrey A. Busby
---------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A                          (A)  / /
     MEMBER OF A GROUP (SEE INSTRUCTIONS)                    (B)  / /

---------------------------------------------------------------------
(3)  SEC USE ONLY

---------------------------------------------------------------------
(4)  SOURCE OF FUNDS (SEE INSTRUCTIONS)
PF
---------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL                             / /
     PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(D) OR 2(E)
---------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
USA
---------------------------------------------------------------------
NUMBER OF SHARES       (7)  SOLE VOTING POWER
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON       ----------------------------------------------
WITH                   (8)  SHARED VOTING POWER
                                    262,937 ADS and 17,298,649 ORD
                       ----------------------------------------------
                       (9)  SOLE DISPOSITIVE POWER

                       ----------------------------------------------
                       (10) SHARED DISPOSITIVE POWER
                                    308,693 ADS and 17,298,649 ORD
---------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 308,693 ADS and 17,298,649 ORD shares are deemed to be beneficially owned by Jeffrey A. Busby, a control person of the investment adviser. Mr. Busby disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                / /
     EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
---------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.5%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
---------------------------------------------------------------------

ITEM 1.   SECURITY AND ISSUER.
This Schedule 13D, initially filed on September 7, 2004 and amended on September 28, 2004, relating to the ordinary shares of 44 28/43p each ("ordinary shares") and American Depository Shares ("ADSs"), each of which represents 75 ordinary shares of British Energy Plc (the "Issuer"), a public limited company organized under the laws of Britain with its principle executive offices at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR, United Kingdom, is hereby amended and supplemented by this Amendment No. 2 to the Schedule 13D as follows:

ITEM 4.   PURPOSE OF TRANSACTION.
On October 1, 2004, Polygon Investment Partners LLP, a limited liability partnership organized under the laws of the United Kingdom (the "UK Investment Manager"), terminated its agreements with Brandes Investment Partners, LLC, a Delaware limited liability company ("Brandes"), to (1) share certain fees in connection with consultation with legal counsel regarding certain proceedings issued on September 17, 2004 by Cargill Financial Markets Plc and others against Polygon Global Opportunities Master Fund, a company organized under the laws of the Cayman Islands, Polygon Investment Partners LP, a Delaware limited partnership, the UK Investment Manager, Brandes and others and
(2) share certain fees payable to Innisfree M&A Incorporated in connection with the soliciation of votes in relation to shareholder resolutions that may be proposed at an extraordinary general meeting of the Issuer.

ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS.

Exhibit A
DRAFT REQUISITION BY SHAREHOLDERS TO CONVENE AN EXTRAORDINARY GENERAL MEETING OF BRITISH ENERGY PLC
Incorporated by reference to Exhibit A of British Energy Plc Schedule 13D filed September 7, 2004

Exhibit B
Joint Filing Agreement Pursuant to Rule 13d-1
Incorporated by reference to Exhibit B of British Energy Plc Schedule 13D filed September 7, 2004

Exhibit C
Disclaimer of Beneficial Ownership
Incorporated by reference to Exhibit C of British Energy Plc Schedule 13D filed September 7, 2004

Exhibit D
Power of Attorney for Charles H. Brandes, Glenn. R. Carlson, and
Jeffrey A. Busby
Incorporated by reference to Exhibit D of British Energy Plc Schedule 13D filed September 7, 2004

Exhibit E
Letter from McDermott, Will & Emery, dated September 21, 2004, to
Travers Smith Braithwaite
Incorporated by reference to Exhibit E of British Energy Plc Schedule 13D filed September 30, 2004

                                    SIGNATURE



     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: October 4, 2004

BRANDES INVESTMENT PARTNERS, LLC

By: /s/ Ian N. Rose
        Adelaide Pund as Attorney-In-Fact for
        Charles H. Brandes, President of
        Brandes Investment Partners, Inc., a Member



BRANDES INVESTMENT PARTNERS, INC.

By:  /s/ Ian N. Rose
         Adelaide Pund as Attorney-In-Fact for
         Charles H. Brandes, President



BRANDES WORLDWIDE HOLDINGS, L.P.

By:  /s/ Ian N. Rose
         Adelaide Pund as Attorney-In-Fact for
         Charles H. Brandes, President of
         Brandes Investment Partners, Inc., its General Partner

By:  /s/ Ian N. Rose
         Adelaide Pund as Attorney-In-Fact for
         Charles H. Brandes, Control Person

By:  /s/ Ian N. Rose
         Adelaide Pund as Attorney-In-Fact for
         Glenn R. Carlson, Control Person

By:  /s/ Ian N. Rose
         Adelaide Pund as Attorney-In-Fact for
         Jeffrey A. Busby, Control Person